Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Generex Biotechnology Corporation on Forms S-3 (File No. 333-67118, 333-106519, 333-110493, 333-112891, 333-117822, 333-121309, 333-126624, 333-128328, 333-131430, and 333-135284) and Forms S-8 (File No. 333-55072, 333-66654, and 333-88026) of our report dated September 29, 2006 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting and Schedule II included in the Annual Report of Generex Biotechnology Corporation on Form 10-K for the year ended July 31, 2006.

/s/ Danziger & Hochman
Toronto, Ontario
October 16, 2006